Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 16, 2008, included in the Proxy Statement of Opnext, Inc. that is made part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Opnext, Inc. for the registration of 28,130,455 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York
November 3, 2008